Exhibit 10.01

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of the 24th day of July, 2013, by and between, Andrew Hidalgo (“Hidalgo”) and WPCS International Incorporated, a Delaware corporation (the “Company”).

WHEREAS, Hidalgo is employed as the President and Chief Executive Officer of the Company pursuant to an employment agreement dated as of February 1, 2010, between the Company and Hidalgo (the “Employment Agreement”);

WHEREAS, the Company and Hidalgo desire to enter into this agreement providing for Hidalgo’s amicable resignation from the Company’s employment, and to settle any payments that may be due under the Employment Agreement; and

WHEREAS, Hidalgo is considering making an offer to the Company to acquire the Company’s subsidiaries located in Trenton, New Jersey and Australia (the “Acquisition”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Termination Date. Hidalgo acknowledges that his last day of employment with the Company will be July 30, 2013, or such other date mutually agreed upon between the Company and Hidalgo (the “Termination Date”). Hidalgo will also resign as a member of the Board of Directors of the Company and each of its subsidiaries (the “Subsidiaries”), effective as of the Termination Date. Hidalgo further understands and agrees that, as of the Termination Date, he will be no longer authorized to conduct any business on behalf of the Company as an executive or to hold himself out as an officer, agent or representative of the Company. Any and all positions and/or titles held by Hidalgo with the Company or any Subsidiaries of the Company will be deemed to have been resigned as of the Termination Date.

2. Severance.

(a) For the period commencing on the Termination Date through the earlier to occur of (i) the date of the Acquisition of the Trenton and Australia Subsidiaries, or (ii) October 1, 2013 (the “Severance Period”), the Company shall continue to pay Hidalgo his current base salary at the rate of $325,000 per year (the “Severance Employment Payment”) through the Company’s normal payroll process. The Company will make the appropriate payments of payroll taxes such as FICA, Medicare and other relevant taxes, consistent with the normal payroll process for its employees. Hidalgo will not be entitled to payment of any bonus, vacation or other incentive compensation during the Severance Period.

(b) In the event the Acquisition has not been consummated prior to the expiration of the Severance Period, Hidalgo shall be entitled to the full payment of the Severance Payment (as defined in the Employment Agreement) due pursuant to Section 10.4 of the Employment Agreement, less any amounts paid between the Termination Date and the expiration of the Severance Period (the “Adjusted Severance Payment”). The parties shall negotiate in good faith with respect to the payment terms for the Adjusted Severance Payment. Until such time as the parties reach a mutually satisfactory agreement, the Company shall continue to pay Hidalgo his current base salary at the rate of $325,000 per year through the Company’s normal payroll process. The Company will make the appropriate payments of payroll taxes such as FICA, Medicare and other relevant taxes, consistent with the normal payroll process for its employees. Hidalgo will not be entitled to payment of any bonus, vacation or other incentive compensation during this time. The aggregate amount of all such payments shall in no event exceed the adjusted Severance Payment. Notwithstanding the foregoing, it is agreed and understood that Hidalgo, at his option, may apply the adjusted Severance Payment to the purchase price for the Acquisition, but any such agreement shall be set forth in an independent agreement related to the Acquisition on terms and conditions mutually agreed upon between Hidalgo and the Company, including but not limited to the aggregate purchase price for the Acquisition.

3. Stock Options. Any vesting of stock options (the “Options”) to purchase shares of the common stock of the Company previously granted to Hidalgo shall terminate as of the Termination Date. Hidalgo shall have the right at any time within 120 days following the Termination Date or the remaining term of the Options, whichever is the lesser, to exercise in whole or in part the Options to the extent, but only to the extent, that the Options were exercisable as of the date of the Termination Date and had not previously been exercised.

4. Health Benefits. Hidalgo will be entitled to continue to receive medical and other insurance benefits during the Severance Period under the applicable plans maintained by the Company, consistent with the Company’s then current practice. After the expiration of the Severance Period, Hidalgo will be eligible for benefit continuation under COBRA.

5. Expense Reimbursements. The Company shall promptly reimburse Hidalgo for reasonable expenses incurred by him during the term of the Employment Agreement in connection with his services under the Employment Agreement, provided Hidalgo provides the Company with reasonably acceptable proof of such expenses no later than the Termination Date. No further expenses may be incurred by Hidalgo after the Termination Date.

6. Assignment of Certain Rights and Personal Property. Hidalgo is hereby assigned all right, title and interest possessed by the Company in the laptop computer, automobile and cellphone (the “Personal Property”), of which he has use as of the Termination Date; provided that Hidalgo shall make arrangements to assume all payment and other obligations related to the use of the Personal Property, to the reasonable satisfaction of the Company.

7. Survival of Provisions of Employment Agreement. Section 6.1 and Article 7 of the Employment Agreement shall remain in full force and effect in accordance with the terms thereof or any relevant statute of limitation with respect to the provisions of such sections.

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8. Hidalgo’s Release. In consideration for the payments and benefits described above and for other good and valuable consideration, Hidalgo hereby releases and forever discharges the Company and its Subsidiaries, as well as its affiliates and all of their respective directors, officers, employees, members, agents, and attorneys, of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have on account of his employment with the Company, the termination of his employment with the Company, and/or any other fact, matter, incident, claim, injury, event, circumstance, happening, occurrence, and/or thing of any kind or nature which arose or occurred prior to the date when he executes this Agreement, including, but not limited to, any and all claims for wrongful termination; breach of any implied or express employment contract; unpaid compensation of any kind; breach of any fiduciary duty and/or duty of loyalty; breach of any implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; defamation; fraud; unlawful discrimination, harassment; or retaliation based upon age, race, sex, gender, sexual orientation, marital status, religion, national origin, medical condition, disability, handicap, or otherwise; any and all claims arising under arising under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Equal Pay Act of 1963, as amended (“EPA”); the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Americans with Disabilities Act of 1990, as amended (“ADA”); the Family and Medical Leave Act, as amended (“FMLA”); the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Sarbanes-Oxley Act of 2002, as amended (“SOX”); the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”); and/or any other federal, state, or local law(s) or regulation(s); any and all claims for damages of any nature, including compensatory, general, special, or punitive; and any and all claims for costs, fees, or other expenses, including attorneys' fees, incurred in any of these matters. The Company acknowledges, however, that Hidalgo does not release or waive any rights to contribution or indemnity under this Agreement to which he may otherwise be entitled. The Company also acknowledges that Hidalgo does not release or waive any claims, and that he retains any rights he may have, to any vested 401(k) monies (if any) or benefits (if any), or any other benefit entitlement that is vested as of the Termination Date pursuant to the terms of any Company-sponsored benefit plan governed by ERISA. Nothing contained herein shall release the Company from its obligations set forth in this Agreement.

9. Company Release. In exchange for the consideration provided for in this Agreement, the Company irrevocably and unconditionally releases Hidalgo of and from all claims, demands, causes of actions, fees and liabilities of any kind whatsoever, which it had, now has or may have against Hidalgo, as of the date of this Agreement, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter, within the reasonable scope of Hidalgo’s employment. The Company represents that, as of the date of this Agreement, there are no known claims relating to Hidalgo. Notwithstanding the foregoing, this release does not include Company’s right to enforce the terms of this Agreement

10. Future Cooperation. Hidalgo agrees to reasonably cooperate with the Company, its financial and legal advisors in any claims, investigations, administrative proceedings or lawsuits which relate to the Company and for which Hidalgo may possess relevant knowledge or information. Any travel and accommodation expenses incurred by the Hidalgo as a result of such cooperation will be reimbursed in accordance with the Company’s standard policies. The parties agree that should Hidalgo’s assistance be required in connection with any business matters that the parties will agree to reasonable compensation for such services.

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11. Applicable Law and Dispute Resolution. Except as to matters preempted by ERISA or other laws of the United States of America, this Agreement shall be interpreted solely pursuant to the laws of the State of Delaware, exclusive of its conflicts of laws principles. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.

12. Entire Agreement. This Agreement may not be changed or altered, except by a writing signed by both parties. Until such time as this Agreement has been executed and subscribed by both parties hereto: (i) its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such. This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties.

13. Assignment. Hidalgo has not assigned or transferred any claim he is releasing, nor has he purported to do so. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds Hidalgo’s heirs, administrators, representatives, executors, successors, and assigns, and will insure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

14. Binding Effect. This Agreement will be deemed binding and effective immediately upon its execution by the Hidalgo; provided, however, that in accordance with the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), Hidalgo’s waiver of ADEA claims under this Agreement is subject to the following: Hidalgo may consider the terms of his waiver of claims under the ADEA for twenty-one (21) days before signing it and may consult legal counsel if Hidalgo so desires. Hidalgo may revoke his waiver of claims under the ADEA within seven (7) days of the day he executes this Agreement. Hidalgo’s waiver of claims under the ADEA will not become effective until the eighth (8th) day following Hidalgo’s signing of this Agreement. Hidalgo may revoke his waiver of ADEA claims under this Agreement by delivering written notice of his revocation, via facsimile and overnight mail, before the end of the seventh (7th) day following Hidalgo’s signing of this Agreement to: Thomas A. Rose, Esq., Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006, Fax: 212-930-9725. In the event that Hidalgo revokes his waiver of ADEA claims under this Agreement prior to the eighth (8th) day after signing it, the remaining portions of this Agreement shall remain in full force in effect, except that the obligation of the Company to provide the payments and benefits set forth in Section 2 of this Agreement shall be null and void. Hidalgo further understands that if Hidalgo does not revoke the ADEA waiver in this Agreement within seven (7) days after signing this Agreement, his waiver of ADEA claims will be final, binding, enforceable, and irrevocable.

HIDALGO UNDERSTANDS THAT FOR ALL PURPOSES OTHER THAN HIS WAIVER OF CLAIMS UNDER THE ADEA, THIS AGREEMENT WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

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15. Acknowledgement. Hidalgo acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has been presented with the opportunity to consider it for at least twenty-one (21) days; (c) has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel or has been provided with a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

16. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by first class mail, certified, return receipt requested, postage prepaid, (iii) by overnight courier, with acknowledged receipt, or (iv) by facsimile transmission followed by delivery by first class mail or by overnight courier, in the manner provided for in this Section, and properly addressed as follows:

If to the Company:	WPCS International Incorporated

One East Uwchlan Avenue, Suite 301

Exton, PA 19341

Fax: 610-903-0401

With a copy to:	Thomas A. Rose, Esq

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, NY 10006

Fax: 212-930-9725

If to Hidalgo:	Mr. Andrew Hidalgo

10 East Kentucky Avenue

Long Beach Township, NJ 08008

ahidalgo@msn.com

With a copy to:	Gurinder J. Singh, Esq

Miller, Canfield, Paddock and Stone P.L.L.C.

500 Fifth Avenue, 43rd Floor

New York, NY 10110

Fax: 212-704-4410

17. Facsimile, Counterparts. This Agreement may be executed in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

[Signature page follows]

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IN WITNESS HEREOF, the parties hereby enter into this Agreement and affix their signatures as of the date first above written.

WPCS INTERNATIONAL INCORPORATED

By: /s/ SEBASTIAN GIORDANO
Name: Sebastian Giordano

Title: On behalf of WPCS International Incorporated as

Chairman and Director of Special Committee

/s/ ANDREW HIDALGO

Andrew Hidalgo

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